UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

AND THE UNITED STATES DEPARTMENT OF JUSTICE

____________________________________

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IN THE MATTER OF:                                  )

BUNKER HILL SUPERFUND SITE

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U.S. EPA Region 10

KELLOGG, IDAHO

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CERCLA Docket No. 10-2017-0123

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)

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SETTLEMENT AGREEMENT AND

)

In re:

BUNKER HILL MINING CORP.

ORDER ON CONSENT FOR RESPONSE

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ACTION BY BUNKER HILL MINING

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CORP., PURCHASER, UNDER THE

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COMPREHENSIVE ENVIRONMENTAL

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RESPONSE, COMPENSATION AND

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LIABILITY ACT, 42 U.S.C. §§ 9601–9675

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____________________________________)

SETTLEMENT AGREEMENT AND ORDER ON CONSENT FOR

 RESPONSE ACTION BY

BUNKER HILL MINING CORP.

TABLE OF CONTENTS

I.

INTRODUCTION

1

II.

JURISDICTION AND GENERAL PROVISIONS

1

III.

PARTIES BOUND

2

IV.

DEFINITIONS

2

V.

FINDINGS OF FACT

4

VI.

DETERMINATIONS

6

VII.

SETTLEMENT AGREEMENT

6

VIII.

DESIGNATION AND AUTHORITY OF EPA PROJECT MANAGER

6

IX.

WORK TO BE PERFORMED

7

X.

PAYMENT

12

XI.

ACCESS/NOTICE TO SUCCESSORS/INSTITUTIONAL CONTROLS

14

XII.

INSURANCE

16

XIII.

RECORD RETENTION, DOCUMENTATION, AND AVAILABILITY OF INFORMATION

16

XIV.

DISPUTE RESOLUTION

16

XV.

CERTIFICATION

17

XVI.

WORK TAKEOVER

17

XVII.

COVENANT NOT TO SUE BY UNITED STATES

18

XVIII.

RESERVATION OF RIGHTS BY UNITED STATES

18

XIX.

COVENANT NOT TO SUE BY PURCHASER

19

XX.

EFFECT OF SETTLEMENT/CONTRIBUTION

20

XXI.

RELEASE AND WAIVER OF LIENS

21

XXII.

INDEMNIFICATION

21

XXIII.

MODIFICATION

21

XXIV.

ATTACHMENTS

22

XXV.

NOTICE OF COMPLETION

22

XXVI.

EFFECTIVE DATE

22

XXVII.

DISCLAIMER

23

XXVIII.

PAYMENT OF COSTS

23

XXIX.

NOTICES AND SUBMISSIONS

23

XXX.

PUBLIC COMMENT

24

ii

I.

INTRODUCTION

1.

This Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp. (“Settlement Agreement”) is voluntarily entered into by and between the United States, on behalf of the Environmental Protection Agency (“EPA”), and Bunker Hill Mining Corp. (“Purchaser”).  As described in this Settlement Agreement, Purchaser agrees to perform a response action at or in connection with the property located at the Bunker Hill Mine, south of Kellogg, in the Silver Valley of Shoshone County, Idaho (the “Mine”), which is located in and part of the “Non-Populated Areas Operable Unit of the Bunker Hill Superfund Site” or the “Site,” and to make payments for, and in partial or total satisfaction of the liability of Placer Mining Corp. and the Estate of Robert Hopper, relating to the Mine, under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 – 9675, as provided below.

II.

JURISDICTION AND GENERAL PROVISIONS

2.

This Settlement Agreement is issued pursuant to the authority of the Attorney General to compromise and settle claims of the United States, and the authority vested in the President of the United States by CERCLA, and delegated to the Administrator of EPA by Executive Order No. 12580, 52 Fed. Reg. 2923 (Jan. 23, 1987).

3.

The Parties agree that the United States District Court for the District of Idaho will have jurisdiction pursuant to Section 113(b) of CERCLA, 42 U.S.C. § 9613(b), for any enforcement action brought with respect to this Settlement Agreement.

4.

EPA has notified the State of Idaho (the “State”) of this action pursuant to Section 106(a) of CERCLA, 42 U.S.C. § 9606(a).

5.

In view of the complex nature and significant extent of the work to be performed in connection with the response actions at the Mine and the Site, and the risk of claims under CERCLA being asserted against Purchaser as a consequence of Purchaser’s activities at the Site pursuant to this Settlement Agreement, one of the purposes of this Settlement Agreement is to resolve, subject to the reservations and limitations contained in Section XVIII (“Reservations of Rights by United States”), any potential liability of Purchaser under CERCLA for the Existing Contamination and Work as defined by Paragraph 10.

6.

The resolution of this potential liability in exchange for Purchaser’s performance of the Work and payments made in accordance with Paragraph 40 of this Agreement, is in the public interest.

7.

The United States and Purchaser recognize that this Settlement Agreement has been negotiated in good faith. Purchaser agrees to comply with and be bound by the terms of this Settlement Agreement and further agrees that it will not contest the basis or validity of this Settlement Agreement or its terms.

III.

PARTIES BOUND

8.

This Settlement Agreement applies to and is binding upon the United States and upon Purchaser and its successors and assigns. Any change in ownership or corporate status of Purchaser including, but not limited to, any transfer of assets or real or personal property shall not alter Purchaser’s responsibilities under this Settlement Agreement.

9.

Purchaser shall ensure that its contractors, subcontractors, and representatives comply with this Settlement Agreement, and, where appropriate, receive a copy of this Settlement Agreement. Purchaser shall be responsible for any noncompliance with this Settlement Agreement.

IV.

DEFINITIONS

10.

Unless otherwise expressly provided herein, terms used in this Settlement Agreement that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations, including any amendments thereto.

“Bunker Hill Mine” or the “Mine” shall mean that portion of the Site located at the Bunker Hill Mine, south of Kellogg, in the Silver Valley of Shoshone County, Idaho, which is described in the Lease Agreement and Option to Purchase (“Lease”) attached hereto as Appendix 1, and that certain parcel not being listed in the Lease but that is an integral part of the Mine as more particularly described in Appendix 2.

“Bunker Hill Mining and Metallurgical Complex Special Account” shall mean the special account, within the EPA Hazardous Substance Superfund, established for the Site by EPA pursuant to Section 122(b)(3) of CERCLA, 42 U.S.C. § 9622(b)(3).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675.

“Day” or “day” shall mean a calendar day.  In computing any period of time under this Settlement Agreement, where the last day would fall on a Saturday, Sunday, or federal or State holiday, the period shall run until the close of business of the next working day.

“Effective Date” shall mean the effective date of this Settlement Agreement as provided in Section XXVI.

“EPA” shall mean the United States Environmental Protection Agency and its successor departments, agencies, or instrumentalities.

“EPA Hazardous Substance Superfund” shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

“Existing Contamination” shall mean any hazardous substances, pollutants or contaminants that migrated from the Mine prior to the Effective Date.

“Interest” shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year. Rates are available online at http://www2.epa.gov/superfund/superfund-interest-rates.

“National Contingency Plan” or “NCP” shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

“Paragraph” shall mean a portion of this Settlement Agreement identified by an Arabic numeral or an upper or lower case letter.

“Parties” shall mean the United States and Purchaser.

 “Purchaser” or “Lessee” shall mean Bunker Hill Mining Corp., formerly Liberty Silver Corp., a Nevada Corporation, including any subsidiary entities.

“RCRA” shall mean the Solid Waste Disposal Act, 42 U.S.C. §§ 6901-6992 (also known as the Resource Conservation and Recovery Act).

“RPM” shall mean the Remedial Project Manager as defined in 40 C.F.R. § 300.5.

“Section” shall mean a portion of this Settlement Agreement identified by a Roman numeral.

“Settlement Agreement” shall mean this Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp. (“Agreement”) and all appendices attached hereto (listed in Section XXIV). In the event of conflict between this Settlement Agreement and any Attachment, this Settlement Agreement shall control.

 “Site” shall mean the Bunker Hill Mining and Metallurgical Superfund Site (the “Site”) encompassing approximately 21 square miles along Interstate 90 in the Silver Valley area of Northern Idaho, located in Shoshone County, Idaho, and depicted generally on the map attached as Appendix 3. The Site shall include the Mine, and all areas to which hazardous substances and/or pollutants or contaminants have been deposited, stored, disposed of, placed, or otherwise come to be located.

“State” shall mean the State of Idaho.

“United States” shall mean the United States of America and each department, agency, and instrumentality of the United States, including EPA.

“Waste Material” shall mean (a) any “hazardous substance” under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14); (b) any pollutant or contaminant under Section 101(33) of CERCLA, 42 U.S.C. § 9601(33); (c) any “solid waste” under Section 1004(27) of RCRA,

42 U.S.C. § 6903(27); and (d) any “hazardous waste” under Section 39-4403(8) of the Idaho Hazardous Waste Management Act of 1983.

“Work” shall mean all activities and obligations Purchaser is required to perform under this Settlement Agreement except those required by Section XIII (Record Retention, Documentation and Availability of Information).

V.

FINDINGS OF FACT

11.

The Purchaser is Bunker Hill Mining Corp., formerly Liberty Silver Corporation.

12.

The Mine is currently owned by Placer Mining Corporation (“PMC”).

13.

On August 17, 2017, the Purchaser and PMC entered into a Mining Lease with Option to Purchase (“Lease”).  The Lease became effective December 1, 2017 and the term of the Lease is two years from the effective date.  The Lease provides that the Purchaser will operate the Bunker Hill Mine and make certain improvements on the Mine along with making payments to PMC over the term of the Lease.  Pursuant to the Lease, the Purchaser has the exclusive right to purchase the Bunker Hill Mine during the lease term upon notice to PMC and the United States.  Consummation of the purchase of the Mine is conditioned on, among other things, reaching agreement with the United States regarding potential environmental liabilities arising from the purchase of the Mine.  The Lease is attached as Appendix 1 hereto.

14.

Purchaser intends to increase operations and increase the number of individuals employed at the Mine.  This increase in employment would not occur absent the Lease and purchase of the Mine by the Purchaser.

15.

The Mine is located south of Kellogg, in the Silver Valley of Shoshone County, Idaho within the Bunker Hill Mining and Metallurgical Superfund Site (the “Site”).  The Site includes residential communities, industrial areas, and non-populated areas.

16.

Environmental contamination of surface water, groundwater, soil, and sediment occurred at the Site as a result of mining, milling, and smelting operations in the Silver Valley, including but not limited to, at the Bunker Hill Mining and Metallurgical Complex (“Complex”), of which the Mine was a part.  Operations at the Complex started in 1885 and continued through the 1980s, and included an integrated system of mining, milling, and smelting.  Prior to 1928, liquid and solid waste from the Complex was discharged directly into the South Fork of the Coeur d’Alene River and its tributaries.  Following 1928, waste from the Complex was directed to a nearby floodplain where a Central Impoundment Area (“CIA”) was developed.  Acid mine drainage (“AMD”) and wastewater from the Complex were discharged to a settling pond in the CIA.  In 1974, a Central Treatment Plant (“CTP”) was built by the Bunker Hill Mining Company, the owner and operator of the Complex at the time.  AMD and wastewater from the Complex were stored in an unlined pond in the CIA before being decanted to the CTP.  In 1981, following the closure of the smelter, the CIA was no longer required to impound wastewater from the Complex, although surface runoff from the Complex and AMD from the Mine were still routed to the CIA prior to treatment at the CTP.  Sludge which formed during the treatment process was also disposed in unlined ponds at the CIA.

17.

Ownership of the Complex passed through a number of companies throughout the 100-year operation of the Complex.  In early 1991, the Bunker Limited Partnership, then owner of the Complex and operator of the CTP, closed the Mine and filed for bankruptcy.  In late 1991 and 1992, PMC purchased a portion of the Site, which includes underground workings, mineral rights, and much of the land surface above the Mine, from Bunker Limited Partnership.  PMC did not purchase the entire Complex nor the CTP.  In November 1994, federal and State governments assumed operation of the CTP for ongoing treatment of AMD.

18.

AMD is a result of acid-forming reactions occurring within the Mine among water, oxygen, sulfide minerals (especially pyrite), and bacteria.  AMD is acidic with typical pH levels between 2.5 and 3.5, and it contains high levels of dissolved and suspended heavy metals.  For human receptors, the constituents of primary concern at the Site found in the AMD are arsenic, cadmium, lead, mercury, and thallium, and for aquatic and terrestrial receptors they are aluminum, arsenic, cadmium, copper, iron, lead, manganese, mercury, selenium, silver, and zinc.  Impacts on human health from exposure to these constituents include carcinogenic effects, skin lesions, neuropathy, gastrointestinal irritation, kidney damage, interference with metabolism, and interference with the normal functioning of the central nervous system.  Impacts on the environment from exposure to these constituents include significant mortality of fish and invertebrate species, elevated concentrations of metals in the tissues of fish, invertebrates, and plants, and reduced growth and reproduction of aquatic life.

19.

AMD is generated and discharged from the Mine continuously.  AMD from the Mine is drained through the Kellogg Tunnel portal and then passes through a conveyance system to the CTP for treatment.  Average AMD discharge from the Mine during typical flow periods is approximately 1300 gallons per minute.  During high flow periods AMD may be diverted to a lined surface impoundment on the Site, where it mixes with other minimal wastewater streams from the Mine.  From the impoundment, it is pumped to the CTP for treatment.  If not collected and treated at the CTP, AMD from the Mine would flow downhill through the mine yard, across properties where public and environmental exposures would occur, and into Bunker Creek and the South Fork Coeur d’Alene River where it would have significant detrimental effects on water quality and the ecosystem.

20.

Initially, the Bunker Hill Superfund Site was divided into two operable units, the Populated Areas and the Non-Populated Areas, in order to focus investigation and cleanup efforts.  A Record of Decision (“ROD”) for the Non-Populated Areas Operable Unit was signed on September 22, 1992.  A ROD Amendment for the Non-Populated Areas Operable Unit, addressing the management of AMD was issued in December 2001.  A third operable unit was created to address contamination in the Coeur d’Alene Basin, and a ROD for Operable Unit 3, the Coeur d’Alene Basin, was issued in 2002.

21.

In 1994, EPA issued a unilateral administrative order (“UAO”) to PMC directing PMC to keep the mine pool pumped to an elevation below the level of the South Fork Coeur d’Alene River (at or below Level 11 of the Mine) to prevent discharges to the river, to convey mine water to the CTP for treatment unless an alternative form of treatment was approved, and to provide for emergency mine water storage within the mine. In 2017, EPA issued a UAO to PMC directing PMC to control mine water flows to the CTP during needed upgrades at the CTP and in high flow periods, to conduct operation and maintenance of the Reed Landing Flood Control

Project, to file an environmental covenant on a portion of the Mine property regarding access and operation and maintenance, and allowing PMC to fill the mine pool to Level 10 during diversion events.

22.

Response actions required by the 1994 and 2017 UAOs are currently being performed by PMC.  Upon the later of the Effective Date of this Settlement Agreement or the Consent Decree resolving the United States’ pending CERCLA claims against PMC and the Estate of Robert Hopper, Sr., EPA will withdraw the 1994 and 2017 UAOs.  To the extent that aspects of those UAOs require ongoing work, Purchaser agrees to perform such work when Purchaser becomes the operator of the Mine, and to continue to perform such work when Purchaser becomes the owner upon subsequent purchase of the Mine.  Ongoing work requirements are described in detail in Section IX (Work to be Performed) below.

VI.

DETERMINATIONS

23.

Based on the Findings of Fact set forth above, and the Administrative Record supporting this removal action, EPA has determined that:

a.

The Mine is a “facility” as defined by Section 101(9) of CERCLA, 42 U.S.C. § 9601(9).

b.

The contaminants found at and released from the Mine, as identified in the Findings of Fact above, include “hazardous substances” as defined by Section 101(14) of CERCLA, 42 U.S.C. § 9601(14).

c.

Purchaser is a “person” as defined by Section 101(21) of CERCLA, 42 U.S.C. § 9601(21).

d.

The conditions described in Paragraphs 18-19 of the Findings of Fact above constitute an actual or threatened “release” of a hazardous substance from the facility as defined by Section 101(22) of CERCLA, 42 U.S.C. § 9601(22).

e.

The Work is necessary to protect the public health, welfare, or the environment and, if carried out in compliance with the terms of this Settlement Agreement, will be considered consistent with the NCP, as provided in Section 300.700(c)(3)(ii) of the NCP.

VII.

SETTLEMENT AGREEMENT

24.

In consideration of and in exchange for the United States’ Covenant Not to Sue in Section XVI Purchaser agrees to comply with all provisions of this Settlement Agreement, including, but not limited to, all attachments to this Settlement Agreement and all documents incorporated by reference into this Settlement Agreement.

VIII.

DESIGNATION AND AUTHORITY OF EPA PROJECT MANAGER

25.

EPA has designated Ed Moreen of the Office of Environmental Cleanup, Region 10, as its Project Manager (PM).  EPA shall have the right to change its designated PM.  EPA intends to notify Purchaser within 30 days of such change.

26.

The PM shall be responsible for overseeing Purchaser’s implementation of this Settlement Agreement. The PM shall have the authority to halt, conduct, or direct any Work required by this Settlement Agreement, or to direct any other response action undertaken at the Site. Absence of the PM from the Site shall not be cause for stoppage of work unless specifically directed by the PM.

IX.

WORK TO BE PERFORMED

27.

Purchaser’s Project Coordinator. Within 10 days of the Effective Date of this Settlement Agreement, Purchaser shall identify a Project Coordinator who shall be available daily via email and phone, and act as the Project Coordinator on behalf of the Purchaser for the duration of the Work to be Performed.  Purchaser may change its Project Coordinator with written notice to the RPM at least 15 days prior to such change.

28.

Purchaser shall perform, at a minimum, all actions necessary to manage AMD as directed by EPA so as to allow necessary maintenance of and upgrades to the CTP and to avoid damaging or overwhelming the CTP, as described below in Paragraphs 29 through 34 (these actions, collectively, are the “Work to be Performed” by the Purchaser under this Settlement Agreement).

29.

In-Mine Diversion System and Mine Pool.  Purchaser shall construct an In-Mine Diversion System and manage the mine pool such that diverted flows of Mine Waters, as defined in Paragraph 29.a, will be stored within the mine or discharged at a controlled rate, and not result in uncontrolled discharge to the environment.  The following criteria describe the performance criteria to be met.

a.

Mine Waters to be Stored: Waters to be stored by Purchaser include all mine water which originate upstream of the Barney Switch within the mine, including the east side (Milo) gravity flows, the west side (Deadwood) gravity flows, and the lower country (Mine Pool) pumped flows.

b.

Mine Pool Storage Volume:  Purchaser shall provide storage volume using all void space (the mine workings) from a minimum of 30 feet below the sill of 11 Level at the No. 2 Raise to the sill of 10 Level at the No. 2 Raise.

c.

In-Mine Diversion System Construction:  Purchaser shall construct a diversion dam system in the Kellogg Tunnel just downstream from the Barney Switch which backs up all Mine Waters into the Barney Vent Raise or other appropriate and approved location.  The system shall have the capability to divert a minimum of 7,000 gallons per minute.

d.

In-Mine Diversion System Activation:  Purchaser shall activate the In-Mine Diversion System under the following circumstances:

i.

For initial compliance inspection: Within 70 days of the Effective Date of this Settlement Agreement, for a duration to be determined and requested by EPA during the initial compliance inspection;

ii.

For emergencies: Within 4 hours of notification from EPA, for a duration to be determined and requested by EPA based on the emergency situation, which may occur at any time; and

iii.

For CTP or Conveyance Line Maintenance: Within 14 days of notification from EPA, for a duration to be determined and requested by EPA based on the maintenance required.

e.

In-Mine Diversion System Operation and Maintenance: Purchaser shall maintain and operate the In-Mine Diversion System until notification from EPA that the system may be decommissioned and removed, in accordance with the following:

i.

The amount of In-Mine Diversion System building materials continuously kept at the diversion structure location shall be sufficient to divert all flows as required by Paragraph 29.a, and to construct the diversion dam to provide the storage capacity required in Paragraph 29.c.

ii.

The diversion dam structure, location as described in Paragraph 29.c, and adjoining ditches, are to be kept serviceable and in operable condition at all times for diversion dam construction, operation, and maintenance.

iii.

The entire In-Mine Diversion conveyance system (e.g. Barney Vent Raise or other appropriate and approved location) shall be inspected a minimum of twice per year, and more frequently if there are concerns regarding its ability to convey the capacity required in Paragraph 29.c. Purchaser shall develop and maintain a written report of each inspection, and shall provide it to EPA upon request.

iv.

The In-Mine Diversion conveyance system shall be cleaned, by hydraulic flushing or other means as necessary, at least once per year, and more frequently if needed to provide the capacity required in Paragraph 29.c. Purchaser shall inform EPA within 7 days of completing each cleaning.

v.

Written diversion dam construction procedures and In-Mine Diversion System operation and maintenance procedures are to be developed and posted near the diversion dam structure location within 70 days of the Effective Date of this Settlement Agreement which provide sufficient detail for diversion dam construction, and system operation and maintenance by all crew members. The written diversion dam construction procedures and system operation and maintenance procedures shall be periodically updated as needed.  Purchaser shall provide the written procedures to EPA upon request.

vi.

Diversion dam construction procedures and system operation and maintenance procedures required by Paragraph 29.e(5) shall be periodically practiced, at least once per year, or more frequently as needed to ensure the required diversion response time can be met.  Purchaser shall inform EPA a minimum of 7 days prior to each diversion dam construction practice.

30.

Kellogg Portal Contingency Diversion System. Purchaser shall obtain and store a sufficient quantity of sand bags or other appropriate materials near the entrance to the Kellogg Tunnel with the designated purpose of containing, damming, and/or rerouting any flows into the Kellogg Tunnel ditch, in order to prevent any overland flow outside the ditch.

a.

Waters to be diverted:  All mine waters that are not contained within the Kellogg Tunnel ditch that are either within the Kellogg Tunnel or outside of the Kellogg Tunnel in the mine yard.

b.

Contingency Diversion System Materials:  Sand bags or other materials that could be easily transported and assembled to route mine water back to the ditch in an emergency situation.

c.

Contingency Diversion System Activation:

i.

Obtain materials:  Within 90 days of the Effective Date of this Settlement Agreement.

ii.

Deployment of Contingency Diversion System:  Within 1 hour of the first indication, or when the Purchaser knowns or should know, of mine water flowing outside of the Kellogg Tunnel ditch, regardless of cause.

d.

Contingency Diversion System Operation and Maintenance: Purchaser shall maintain and operate the Contingency Diversion System until notification from EPA that the system may be decommissioned and removed, in accordance with the following:

(1)

The amount of Contingency Diversion System building materials continuously kept shall be sufficient to divert all flows as required by Paragraph 30.a, and shall be deployed in accordance with Paragraph 30.c to control flows during high flow events or to respond to emergencies.

(2)

The Contingency Diversion System storage location and materials are to be kept serviceable and in operable condition at all times for Contingency Diversion System construction and operation.

(3)

Written Contingency Diversion System construction procedures are to be developed and posted near the diversion system materials storage location within 90 days of the Effective Date of this Settlement Agreement.  Construction procedures shall provide sufficient detail for diversion system construction by all crew members.  The construction procedures shall be periodically updated as needed.  Purchaser shall provide the construction procedures to EPA upon request.

(4)

Contingency Diversion system procedures are to be periodically practiced, at least once per year, or more frequently as needed, to ensure the required diversion response times in Paragraph 30.c can be met. Purchaser shall inform EPA a minimum of 7 days prior to each Contingency Diversion System construction practice.

31.

 Reed Landing Flood Control Project Operations and Maintenance.

a.

Purchaser shall conduct operations and maintenance in accordance with the Reed Landing Flood Control Project Operations and Maintenance Manual (“O&M Manual”), attached as Appendix 4 to this Settlement Agreement.

b.

Purchaser shall conduct inspections of the Reed Landing Flood Control Project in accordance with the frequency described in the O&M Manual, fill out the Inspection Checklist for each inspection, and provide a copy of the completed checklist to EPA and the State upon request.

c.

Purchaser shall remove snow and take any other necessary steps to maintain access roads to provide for safe access to the Reed Landing Project area year-round.

32.

Manage mine wastes, including existing piles of such waste around the Mine boundaries (i.e., the slope north of the wash building and south of the City of Kellogg offices) to prevent a release of such waste into the environment.

33.

Purchaser shall obtain an NPDES permit for its discharge of AMD and any other Mine-related discharges within five years of the Effective Date.  Until such time, Purchaser shall continue to convey AMD to the CTP for treatment.  EPA may approve the conveyance of other Mine-related discharges to the CTP for treatment during the initial five-year period.  By the end of the five-year period, Purchaser shall treat all AMD and Mine-related discharges pursuant to an EPA approved treatment option and in compliance with Section 402 of the Clean Water Act, 33 U.S.C. § 1342.  Treatment options may include:

a.

Entering a lease agreement with EPA providing for Purchaser to lease and operate the CTP;

b.

Purchasing and operating the CTP; or

c.

Constructing and operating a treatment plant.

34.

Treat flows from the Reed and Russell adits prior to discharge into surface waters or route back into the Mine to prevent discharge, without treatment, off-site.

35.

Inspections.

a.

EPA may require an inspection of the In-Mine Diversion System following its initial construction pursuant to Paragraph 29(d)(1) to determine compliance with the requirements of Paragraph 29.

b.

EPA may have an on-site presence during the Work to be Performed. At EPA’s request, the Purchaser or Purchaser’s designee shall accompany EPA for inspections during the Work to be Performed.

c.

Purchaser shall provide specialty personal protective equipment needed for EPA personnel, transportation, and an escort for any oversight officials to perform their oversight and/or inspection duties within the mine.

d.

Upon notification by EPA of any deficiencies during the Work to be Performed on any component, Purchaser shall take all necessary steps to correct the deficiencies and/or bring the Work to be Performed into compliance.  If applicable, Purchaser shall comply with any schedule provided by EPA in its notice of deficiency.

36.

Emergency Response and Reporting. The reporting requirements under this Paragraph are in addition to the reporting required by CERCLA § 103 and/or the Emergency Planning and Community Right-to-Know Act (“EPCRA”) § 304.

a.

If any incident occurs during performance of the Work to Be Performed that causes or threatens to cause a release of Waste Material on, at, or from the Mine and that either constitutes an emergency situation or that may present an immediate threat to public health or welfare or the environment, Purchaser shall: (1) immediately take all appropriate action to prevent, abate, or minimize such release or threat of release; (2) immediately notify the authorized EPA officer, as specified in Paragraph 36.c, orally; and (3) take such actions in consultation with the authorized EPA officer.

b.

Upon the occurrence of any incident during performance of the Work to be Performed that Purchaser is required to report pursuant to Section 103 of CERCLA, 42 U.S.C. § 9603, or Section 304 of EPCRA, 42 U.S.C. § 11004, Purchaser shall also immediately notify the authorized EPA officer orally.

c.

The “authorized EPA officer” for purposes of immediate oral notifications and consultations under Paragraphs 36.a and 36.b is the EPA RPM, or the EPA Emergency Response Unit, Region 10 at 206-553-1263 (if the RPM is not available).

d.

For any incident covered by Paragraphs 29.a and 29.b, Purchaser shall: (1) within 14 days after the onset of such incident, submit a report to EPA describing the actions or incidents that occurred and the measures taken, and to be taken, in response thereto; and (2) within 30 days after the conclusion of such incident, submit a written report to EPA describing all actions taken in response to such incident.

37.

Purchaser shall perform all actions required by this Settlement Agreement in accordance with all applicable local, state, and federal laws and regulations, except as provided in Section 121(e) of CERCLA, 42 U.S.C. § 9621(e), and 40 C.F.R. §§ 300.400(e).  All on-Site actions required pursuant to this Settlement Agreement shall attain applicable or relevant and appropriate requirements (“ARARs”) under federal environmental or state environmental or facility siting laws as set forth in the 1992 Record of Decision and the 2001 Record of Decision Amendment referenced in Paragraph 20 above.

X.

PAYMENT

38.

For so long as the Purchaser leases, owns, and/or occupies the Mine, Purchaser shall pay on behalf of PMC, as a portion of the purchase price, and in satisfaction of EPA’s claim for cost recovery against PMC as set forth in the Complaint filed by the United States on March 17, 2004 in the United States District Court for the District of Idaho (2:04-cv-00126), to EPA $20,000,000 in accordance with the following payment schedule:

Date

Amount

Within 30 days of the Effective Date

$1,000,000

November 1, 2018

$2,000,000

November 1, 2019

$3,000,000

November 1, 2020

$3,000,000

November 1, 2021

$3,000,000

November 1, 2022

$3,000,000

November 1, 2023

$3,000,000

November 1, 2024

$2,000,000

Purchaser shall make such payments for each year in which Purchaser leases, owns, and/or occupies the Mine on or after July 1.  Purchaser’s liability for such payments shall not extend to any year in which Purchaser no longer leases, owns, and/or occupies the Mine after July 1.

39.

Purchaser shall additionally pay EPA for water treatment costs incurred at the Central Treatment Plant (“CTP”) from December 1, 2017 onward in semi-annual installments of $480,000 beginning within 30 days of the Effective Date and then every six months after December 1, 2017, for so long as Purchaser leases, owns, and/or occupies the Mine.  Payments made toward water treatment and actual costs incurred will be reconciled annually.  EPA will send written notification to Purchaser annually to reconcile costs paid with actual costs incurred, along with a bill for any owed costs, as appropriate.  Payment of any owed costs as indicated in such notification and bill shall be paid 30 days after the date of such bill.  The requirement in this Paragraph shall continue until the Purchaser finds alternative means to treat the water.

40.

Purchaser shall make payment to EPA by Fedwire Electronic Funds Transfer (EFT) to:

Federal Reserve Bank of New York

ABA = [redacted]

Account = [redacted]

SWIFT address = [redacted]

33 Liberty Street

New York, NY 10045

Field Tag 4200 of the Fedwire message should read “D 68010727 Environmental Protection Agency”

Such payment shall reference Site/Spill ID Number 1020 and the EPA docket number for this action.

41.

The total amount paid by Purchaser pursuant to Paragraphs 38 and 39 shall be deposited by EPA in the Bunker Hill Mining and Metallurgical Complex Special Account to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

42.

Notice of such payments pursuant to this Section shall be provided to EPA in accordance with Paragraph 83, and to the EPA Finance Center by email or regular mail at:

EPA Cincinnati Finance Center

26 W. Martin Luther King Drive

Cincinnati, Ohio 45268

Cinwd_acctsreceivable@epa.gov

Such notice shall reference Site/Spill ID Number 1020 and the EPA docket number for this action.

43.

 Potential Alteration of Payment Schedule.  The Parties acknowledge that circumstances may arise necessitating alteration of the payment schedule set forth in Paragraph 38 above.  The Parties address here those circumstances that are reasonably foreseeable to them at this time:

a.

If Purchaser cancels or defaults on the lease, or the lease terminates for any reason other than expiration of the lease term (or any extended lease term) or Purchaser’s purchase of the Mine:

Purchaser shall pay any amounts due pursuant to Paragraph 38, above, and shall pay in full any outstanding payment due for water treatment pursuant to Paragraph 39 up through the month in which the lease terminates.  Water treatment costs shall be calculated using the monthly rate of $80,000 and further reconciled with actual costs;

b.

If Purchaser extends the lease term:

Purchaser shall make payments as they come due pursuant to Paragraph 38, above, and shall continue to make payments for water treatment in accordance with Paragraph 39;

c.

If Purchaser purchases the Mine and transfers all or substantially all of its interest in the Mine prior to completing the entire schedule of payments referenced in Paragraph 38:

i.

The payment schedule in Paragraph 38 shall be accelerated and all payments thereunder shall be due and payable to the United States effective upon such transfer and the United States shall be deemed to have a security interest in any consideration given for such transfer;

ii.

Purchaser shall pay in full any outstanding payment due for water treatment up through the month of the transfer. Water treatment costs shall be calculated using the monthly rate of $80,000 and further reconciled with actual costs;

iii.

To the extent that consideration for such transfer realized by Purchaser exceeds Purchaser’s documented investment in the Mine plus 10% of that investment, the United States is entitled to an 80% share of such excess until the United States has been reimbursed all of its $24 million past costs incurred at the Mine plus interest as provided by 42 U.S.C. § 9607;

iv.

Such transfer must be conditioned upon Transferee reaching agreement with the United States regarding ongoing responsibility for water treatment costs;

d.

If Purchaser purchases the Mine and files for bankruptcy or ceases operating at the Mine at any time prior to completing the payments required in Paragraph 38:

The United States shall be deemed a secured creditor of Purchaser to the extent of all payments required under Paragraph 38 and not remitted at the petition date and all payments due under Paragraph 39.

e.

If Purchaser fails to make a payment as set forth in the payment schedules of Paragraphs 38 or 39, Purchaser shall have a three-month period in which to cure such default, which shall include Interest (as defined above) during the period of nonpayment.

XI.

ACCESS/NOTICE TO SUCCESSORS/INSTITUTIONAL CONTROLS

44.

Purchaser agrees to provide EPA, its authorized officers, employees, representatives, and all other persons performing response actions under EPA oversight, an irrevocable right of access at all reasonable times to the Mine and to any other property owned or controlled by Purchaser to which access is required for the implementation of response actions at the Site. EPA agrees to provide reasonable notice to Purchaser of the timing of response actions to be undertaken at the Mine and other areas owned or controlled by Purchaser. Notwithstanding any provision of this Settlement Agreement, the United States retains all of its access authorities and rights, including enforcement authorities related thereto, under CERCLA, RCRA, and other authorities.

a.

In particular, Purchaser shall not obstruct access to a pipeline maintenance port in the Mine yard area.  Access to this port is required for routine maintenance, including but not limited to pipeline pigging, conducted by the CTP operators to ensure flows can reliably be conveyed to the CTP for treatment.  The location is marked as “Upper Pigging/Camera Access Vault and Gate Valve” on the map included as Appendix 5.

45.

Purchaser shall submit to EPA for review and approval a notice to be filed with the Recorder’s Office or other appropriate office, Shoshone County, State of Idaho, which shall provide notice to all successors-in-title that the Mine is part of the Site, and that EPA issued a Record of Decision in 1992 and a Record of Decision Amendment in 2001 providing for the performance of a remedial action at the Site. Purchaser shall record the notice within 15 days of EPA’s approval of the notice. Purchaser shall provide EPA with a certified copy of the recorded notice within 7 days of recording such notice.

46.

Purchaser shall implement and comply with any land use restrictions and institutional controls on the Mine.

47.

For so long as Purchaser is an owner or operator of the Mine, Purchaser shall require that assignees, successors in interest, and any lessees, sublessees and other parties with rights to use the Mine shall provide access and cooperation to EPA, its authorized officers, employees, representatives, and all other persons performing response actions under EPA oversight. Purchaser shall require that assignees, successors in interest, and any lessees, sublessees, and other parties with rights to use the Mine implement and comply with any land use restrictions and institutional controls on the Mine, and not contest EPA’s authority to enforce any such land use restrictions and institutional controls on the Mine.

48.

Upon sale or other conveyance of the Mine or any part thereof, Purchaser shall require that each grantee, transferee or other holder of an interest in the Mine or any part thereof shall provide access and cooperation to EPA, its authorized officers, employees, representatives, and all other persons performing response actions under EPA oversight. Purchaser shall require that each grantee, transferee or other holder of an interest in the Mine or any part thereof shall implement and comply with any land use restrictions and institutional controls on the Mine in connection with a response action and not contest EPA’s authority to enforce any such land use restrictions and institutional controls on the Mine.

49.

Purchaser shall provide a copy of this Settlement Agreement to any current lessee, sublessee, and other party with rights to use the Mine as of the Effective Date.

XII.

INSURANCE

50.

Not later than 15 days before commencing any Work to be Performed on-site under this Settlement Agreement, Purchaser shall secure, and shall maintain, commercial general liability insurance with limits of two million dollars, for any one occurrence, naming the United States as an additional insured with respect to all liability arising out of the activities performed by or on behalf of Purchaser pursuant to this Settlement Agreement. In addition, for the duration of the Settlement Agreement, Purchaser shall satisfy, or shall ensure that its contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker’s compensation insurance for all persons performing the Work to be Performed on behalf of Purchaser in furtherance of this Settlement Agreement. Within the same time period, Purchaser shall provide EPA with certificates of such insurance and a copy of each insurance policy. Purchaser shall submit such certificate and copies of policies each year on the anniversary of the Effective Date. If Purchaser demonstrates by evidence satisfactory to EPA that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering some or all of the same risks but in an equal or lesser amount, then, with respect to that contractor or subcontractor, Purchaser needs provide only that portion of the insurance described above that is not maintained by the contractor or subcontractor.

XIII.

RECORD RETENTION, DOCUMENTATION, AND AVAILABILITY OF INFORMATION

51.

Purchaser shall preserve all documents and information in its possession relating to the Work, or relating to the hazardous substances, pollutants or contaminants found on or released from the Mine, and shall submit them to EPA upon completion of the Work required by this Settlement Agreement, or earlier if requested by EPA.

52.

Business Confidential Claims.  Purchaser may assert that all or part of a Record provided to EPA pursuant to this Settlement Agreement is business confidential to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7), and 40 C.F.R. § 2.203(b). Purchaser shall segregate and clearly identify all Records or parts thereof submitted under this Settlement Agreement for which Purchaser asserts business confidentiality claims. Records claimed as confidential business information will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies Records when they are submitted to EPA, or if EPA has notified Purchaser that the Records are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2, Subpart B, the public may be given access to such Records without further notice to Purchaser.

XIV.

DISPUTE RESOLUTION

53.

 The dispute resolution procedures of this Section shall be the exclusive mechanism for resolving disputes arising under this Settlement Agreement. The United States and Purchaser shall attempt to resolve any disagreements concerning this Settlement Agreement expeditiously and informally. If the United States contends that Purchaser is in violation of this Settlement Agreement, the United States shall notify Purchaser in writing, setting forth the basis for its position.  Purchaser may dispute the United States’ position pursuant to Paragraph 54.

54.

If Purchaser disputes the United States’ position with respect to Purchaser’s compliance with this Settlement Agreement or objects to any United States action taken pursuant to this Settlement Agreement, Purchaser shall notify EPA in writing of its position unless the dispute has been resolved informally. The United States may reply, in writing, to Purchaser’s position within 30 days of receipt of Purchaser’s notice. The United States and Purchaser shall have 20 days from EPA’s receipt of Purchaser’s written statement of position to resolve the dispute through formal negotiations (the “Negotiation Period”). The Negotiation Period may be extended by agreement of the parties. Such extension must be confirmed in writing.

55.

Any agreement reached by the Parties pursuant to this Section shall be in writing and shall, upon signature by both Parties, be incorporated into and become an enforceable part of this Settlement Agreement. If the Parties are unable to reach an agreement within the Negotiation Period, an EPA management official in the Region 10 Office of Environmental Cleanup at or above the level of Unit Manager will review the dispute on the basis of the Parties’ written statements of position and issue a written decision on the dispute. That written decision shall be incorporated into and become an enforceable part of this Settlement Agreement. Purchaser’s obligations under this Settlement Agreement shall not be tolled by submission of any objection for dispute resolution under this Section. Following resolution of the dispute, as provided by this Section, Purchaser shall fulfill the requirement that was the subject of the dispute in accordance with the agreement reached or with the written decision, whichever occurs.

XV.

CERTIFICATION

56.

By entering into this Settlement Agreement, Purchaser certifies that to the best of its knowledge and belief it has fully and accurately disclosed to the United States all information known to Purchaser and all information in the possession or control of its officers, directors, employees, contractors and agents which relates in any way to any Existing Contamination or any past or potential future release of hazardous substances, pollutants or contaminants at or from the Site and to its qualification for this Settlement Agreement. Purchaser also certifies that to the best of its knowledge and belief it has not caused or contributed to a release or threat of release of hazardous substances or pollutants or contaminants at the Site. If the United States determines that information provided by Purchaser is not materially accurate and complete, this Settlement Agreement, within the sole discretion of the United States, shall be null and void and EPA reserves all rights it may have.

XVI.

WORK TAKEOVER

57.

 In the event EPA determines that Purchaser: (1) has ceased implementation of any portion of the Work to be Performed; (2) is seriously or repeatedly deficient or late in its performance of the Work to be Performed; or (3) is implementing the Work to be Performed in a manner that may cause an endangerment to human health or the environment, EPA may issue a written notice (“Work Takeover Notice”), which may be electronic, to Purchaser. Any Work Takeover Notice issued by EPA will specify the grounds upon which such notice was issued and will provide Purchaser a period of 3 days within which to remedy the circumstances giving rise to EPA’s issuance of such notice.

58.

If, after expiration of the 3-day notice period specified in Paragraph 57, Purchaser has not remedied to EPA’s satisfaction the circumstances giving rise to EPA’s issuance of the relevant Work Takeover Notice, EPA may at any time thereafter assume the performance of all or any portion(s) of the Work to be Performed as EPA deems necessary (“Work Takeover”). EPA will notify Purchaser in writing, which may be electronic, if EPA determines that implementation of a Work Takeover is warranted under this Paragraph.

59.

Notwithstanding any other provision of this Settlement, EPA retains all authority and reserves all rights to take any and all response actions authorized by law.

XVII.

COVENANT NOT TO SUE BY UNITED STATES

60.

Except as provided in Section XVIII (Reservation of Rights by the United States) and in consideration of the actions that will be performed in Section IX and the payments that will be made by Purchaser, pursuant to Paragraph 39, under the terms of this Settlement Agreement, the United States covenants not to sue or to take administrative action against Purchaser pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. §§ 9606 and 9607(a), for Existing Contamination, Work, and payments made pursuant to Paragraph 39. This covenant not to sue shall take effect upon the Effective Date and is conditioned upon the complete and satisfactory performance by Purchaser of all obligations under this Settlement Agreement coming due during Purchaser’s leasehold, ownership, and/or occupancy of the Mine, including, but not limited to, performance of the Work required by this Settlement Agreement and the payments required pursuant to Paragraph 39. This covenant not to sue extends only to Purchaser and does not extend to any other person.  In no event shall Purchaser’s liability for Existing Contamination exceed the amount owed by Purchaser pursuant to Paragraphs 38 and 39.

XVIII.

RESERVATION OF RIGHTS BY UNITED STATES

61.

Except as specifically provided in this Settlement Agreement, nothing herein shall limit the power and authority of EPA or the United States to take, direct, or order all actions necessary to protect public health, welfare, or the environment or to prevent, abate, or minimize an actual or threatened release of hazardous substances, pollutants or contaminants, or hazardous or solid waste on, at, or from the Site. Further, nothing herein shall prevent the United States from seeking legal or equitable relief to enforce the terms of this Settlement Agreement, or from taking other legal or equitable action as it deems appropriate and necessary.

62.

The covenant not to sue set forth in Section XVII, above, does not pertain to any matters other than those expressly identified therein. The United States reserves, and this Settlement Agreement is without prejudice to, all rights against Purchaser with respect to all other matters, including, but not limited to:

a.

liability for failure by Purchaser to meet a requirement of this Settlement Agreement;

b.

criminal liability;

c.

liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

d.

liability for violations of federal, state, or local law or regulations during or after implementation of the Work other than as provided in the Workplan, the Work, or otherwise ordered by EPA;

e.

liability resulting from the release or threat of release of hazardous substances, pollutants or contaminants at or in connection with the Site after the Effective Date, not within the definition of Existing Contamination;

f.

liability resulting from exacerbation of Existing Contamination by Purchaser, its agents, contractors, sub-contractors, successors, assigns, lessees, or sublessees;

g.

liability arising from Purchaser’s, its agents’, or its employees’ disposal, release or threat of release of Waste Materials outside of the Site.

63.

With respect to any claim or cause of action asserted by the United States, Purchaser shall bear the burden of proving that the claim or cause of action, or any part thereof, is attributable solely to Existing Contamination and that Purchaser has complied with all of the requirements of 42 U.S.C. § 9601(40).

XIX.

COVENANT NOT TO SUE BY PURCHASER

64.

Purchaser covenants not to sue and agrees not to assert any claims or causes of action against the United States, or its contractors or employees, with respect to Existing Contamination, the Work, payments pursuant to Paragraph 39, or this Settlement Agreement, including, but not limited to:

a.

any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

b.

any claim arising out of response actions, including any claim under the United States Constitution, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, or at common law; or

c.

any claim pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, Section 7002(a) of RCRA, 42 U.S.C. § 6972(a), or state law.

65.

Purchaser reserves, and this Settlement Agreement is without prejudice to, claims against the United States, subject to the provisions of Chapter 171 of Title 28 of the United States Code, and brought pursuant to any statute other than CERCLA or RCRA and for which the waiver of sovereign immunity is found in a statute other than CERCLA or RCRA, for money damages for injury or loss of property or personal injury or death caused by the negligent or wrongful act or omission of any employee of the United States, as that term is defined in 28 U.S.C. § 2671, while acting within the scope of his or her office or employment under circumstances where the United States, if a private person, would be liable to the claimant in accordance with the law of the place where the act or omission occurred. However, the foregoing shall not include any claim based on EPA’s selection of response actions, or the oversight or approval, disapproval, or modification of Purchaser’s plans, reports, other deliverables, or activities.

66.

Nothing in this Settlement Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).

XX.

EFFECT OF SETTLEMENT/CONTRIBUTION

67.

Nothing in this Settlement Agreement precludes the United States or Purchaser from asserting any claims, causes of action, or demands for indemnification, contribution, or cost recovery against any person not a party to this Settlement Agreement. Nothing herein diminishes the right of the United States, pursuant to Sections 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2) and (3), to pursue any such persons to obtain additional response costs or response actions and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2).

68.

If a suit or claim for contribution is brought against Purchaser, the Parties agree that this Settlement Agreement shall then constitute an administrative settlement pursuant to which Purchaser has, as of the Effective Date, resolved liability to the United States within the meaning of Sections 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), and is entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Sections 113(f)(2) of CERCLA, or as may be otherwise provided by law, for the “matters addressed” in this Settlement Agreement. The “matters addressed” in this Settlement Agreement are the Work to be Performed and payments made pursuant to Paragraph 39.

69.

The Parties agree that this Settlement Agreement shall constitute an administrative settlement pursuant to which Purchaser has, as of the Effective Date, resolved liability to the United States within the meaning of Section 113(f)(3)(B) of CERCLA, 42 U.S.C. § 9613(f)(3)(B).

70.

Purchaser agrees that with respect to any suit or claim brought by it for matters related to this Settlement Agreement it will notify the United States in writing no later than 60 days prior to the initiation of such suit or claim.

71.

Purchaser also agrees that with respect to any suit or claim for contribution brought against it for matters related to this Settlement Agreement it will notify the United States in writing within 10 days of service of the complaint on it. In addition, Purchaser agrees that it will notify the United States within 10 days of service or receipt of any Motion for Summary Judgment and within 10 days of receipt of any order from a court setting a case for trial, for matters related to this Settlement Agreement.

XXI.

RELEASE AND WAIVER OF LIENS

72.

Subject to the Reservation of Rights in Section XVIII of this Settlement Agreement, and so long as Purchaser is in compliance with the requirements of Sections IX

(Work to be Performed) and X (Payment), EPA agrees not to enforce any lien it may have on the Mine, and upon satisfactory completion of the Payments specified in Section X, Paragraph 38, EPA agrees to release and waive any lien it may have on the Mine now and in the future under Section 107(r) of CERCLA, 42 U.S.C.§ 9607(r), for costs incurred or to be incurred by EPA in responding to the release or threat of release of Existing Contamination.

XXII.

INDEMNIFICATION

73.

Purchaser shall indemnify, save, and hold harmless the United States, its officials, agents, contractors, subcontractors, employees, and representatives from any and all claims or causes of action arising from, or on account of, negligent or other wrongful acts or omissions of Purchaser, its officers, directors, employees, agents, contractors, or subcontractors, in carrying out actions pursuant to this Settlement Agreement. In addition, Purchaser agrees to pay the United States all costs incurred by the United States, including but not limited to attorneys’ fees and other expenses of litigation, arising from or on account of claims made against the United States based on negligent or other wrongful acts or omissions of Purchaser, Purchaser’s officers, directors, employees, agents, contractors, subcontractors, and any persons acting on Purchaser’s behalf or under Purchaser’s control, in carrying out activities pursuant to this Settlement Agreement. The United States shall not be held out as a party to any contract entered into by or on behalf of Purchaser in carrying out activities pursuant to this Settlement Agreement. Neither Purchaser nor any such contractor shall be considered an agent of the United States.

74.

The United States shall give Purchaser notice of any claim for which the United States plans to seek indemnification pursuant to this Section and shall consult with Purchaser prior to settling such claim.

75.

Purchaser waives all claims against the United States for damages or reimbursement or for set-off of any payments made or to be made to the United States, arising from or on account of any contract, agreement, or arrangement between Purchaser and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays. In addition, Purchaser shall indemnify and hold harmless the United States with respect to any and all claims for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between Purchaser and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays.

XXIII.

MODIFICATION

76.

Any requirements of this Settlement Agreement may be modified in writing by mutual agreement of the Parties.

77.

No informal advice, guidance, suggestion, or comment by any EPA representative regarding reports, plans, specifications, schedules, or any other writing submitted by Purchaser shall relieve Purchaser of its obligation to obtain any formal approval required by this Settlement Agreement, or to comply with all requirements of this Settlement Agreement, unless it is formally modified.

XXIV.

ATTACHMENTS

78.

The following attachments are attached to and incorporated into this Settlement Agreement:

a.

Appendix 1 is the Lease (and associated amendment) between Purchaser and PMC;

b.

Appendix 2 is the description of the parcel not being listed in the Lease but that is an integral part of the Mine;

c.

Appendix 3 is a Map of the Site;

d.

Appendix 4 is the Reed Landing Flood Control Project Operations and Maintenance Manual; and

e.

Appendix 5 is the Map indicating the location of the Upper Pigging/Camera Access Vault and Gate Valve.

XXV.

NOTICE OF COMPLETION

79.

When Purchaser has remitted all payments required by Section X and EPA determines that Purchaser has performed all Work in accordance with this Settlement Agreement, EPA will provide written notice to Purchaser. If, at the time that Purchaser has fully remitted all payments required pursuant to Section X EPA determines that any such Work has not been completed in accordance with this Settlement Agreement, EPA will notify Purchaser, provide a list of the deficiencies, and require that Purchaser correct such deficiencies. Purchaser shall correct such deficiencies and shall submit written notification of such corrections in accordance with the EPA notice. Failure by Purchaser to correct such deficiencies and submit a notification reflecting that deficiencies have been corrected shall be a violation of this Settlement Agreement.

XXVI.

EFFECTIVE DATE

80.

The Effective Date of this Settlement Agreement shall be the date upon which the United States Department of Justice issues written notice to Purchaser that the United States Department of Justice has fully executed the Settlement Agreement after review of and response to any public comments received.

XXVII.

DISCLAIMER

81.

This Settlement Agreement in no way constitutes a finding by EPA as to the risks to human health and the environment which may be posed by contamination at the Mine or the Site nor constitutes any representation by EPA that the Mine or the Site is fit for any particular purpose.

XXVIII.

PAYMENT OF COSTS

82.

If Purchaser fails to comply with the terms of this Settlement Agreement, it shall be liable for all litigation and other enforcement costs incurred by the United States to enforce this Settlement Agreement or otherwise obtain compliance.

XXIX.

NOTICES AND SUBMISSIONS

83.

Any notices, documents, information, reports, plans, approvals, disapprovals, or other correspondence required to be submitted from one party to another under this Settlement Agreement, shall be deemed submitted either when hand-delivered or as of the date of receipt by certified mail/return receipt requested, express mail, or facsimile.

Submissions to Purchaser shall be addressed to:

Bunker Hill Mining Corp.

c/o Bruce Reid, President

401 Bay Street, Suite 2702

Toronto, ON-M5H 2Y4

With copies to:

Lyons O’Dowd, PLLC

201 N. 3rd St.

P.O. Box 131

Coeur d’Alene, Idaho 83816

Attn:

Marc Lyons and Luke O’Dowd

marc@lyonsodowd.com

luke@lyonsodowd.com

Submissions to U.S. EPA shall be addressed to:

Ed Moreen

Project Manager

U.S. EPA, Region 10

1910 Northwest Boulevard, Suite 208

Coeur d’Alene, Idaho 83814

With copies to:

Kris Leefers

Assistant Regional Counsel

U.S. EPA, Region 10

1200 Sixth Avenue, M/S: ORC-113

Seattle, WA  98101

Chief, Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department of Justice

P.O. Box 7611

Washington, D.C.  20044-7611

Ref. No. 90-11-3-07227/8

XXX.

PUBLIC COMMENT

84.

This Settlement Agreement shall be subject to a 14-day public comment period, after which the United States may modify or withdraw its consent to this Settlement Agreement if comments received disclose facts or considerations which indicate that this Settlement Agreement is inappropriate, improper or inadequate.

The undersigned representative of Purchaser certifies that it is fully authorized to enter into the terms and conditions of this Settlement Agreement and to bind the party it represents to this document.

IT IS SO AGREED:

BUNKER HILL MINING CORP.

BY:

/s/ Howard Crosby                                                               5/14/18

(Name)

Date

Howard Crosby

Exec. Vice President

IT IS SO AGREED:

UNITED STATES DEPARTMENT OF JUSTICE

BY:

/s/ Frederick S. Phillips                                                             5/14/18

Frederick S. Phillips                                                                   Date

Senior Attorney, Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department of Justice

IT IS SO AGREED:

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

BY:

/s/ Sheryl Bilbrey                                                                    5/10/18

Sheryl Bilbrey                                                                          Date

Director, Office of Environmental Cleanup

EPA Region 10

26